Filed Pursuant To Rule 433
Registration No. 333-167132
October 8, 2010

SPDR GLD GOLD SHARES

Precise in a world that isn't.

STATE STREET GLOBAL ADVISORS
State Street Financial Center
One Lincoln Street, 30th Floor
Boston, MA 02111

Access Code: XXXX

Mr. Sample A. Sample
Company
Address line 1
Address line 2
Town, XX 01234-5678

"...the economic outlook remains unusually uncertain."

— Federal Reserve Chairman Ben Bernanke, testimony to Senate Banking Committee, July 21, 2010

Dear Sample A. Sample:

As the market volatility and uncertainty of the past two years show few signs of letting up, one thing remains certain: the value of gold as a long-term investment in an unpredictable world.

While gold has traditionally been viewed as a tactical investment for difficult times, a closer look reveals an asset class with attractive properties in any economic environment.

Visit statestreetspdrs.com/GOLD1 and enter your Access Code (above) to learn more about gold's strategic, long-term use as a:

- **Portfolio diversifier** with extremely low correlations to virtually every other asset class; few, if any, asset classes can match the diversification potential of gold[1]
- **Hedge against inflation** that has tended to retain its purchasing power when currencies crumble
- **Defense against dollar weakness** that, all other things being equal, has tended to rise in price when the dollar declines
- **Volatility hedge** that, historically, has been significantly less volatile than commodities overall

View *The Enduring Case for Gold* and our full spectrum of gold content today.

As a thank-you, we'll send you a gold USB drive pre-loaded with all you need to know about gold.

Sincerely,

Anthony R. Rochte, CIMA
Senior Managing Director, State Street Global Advisors

James E. Ross
Senior Managing Director, State Street Global Advisors

PS: Learn all about gold—and get your gold USB drive—at statestreetspdrs.com/GOLD1.



[1] Source: Zephyr StyleADVISOR, State Street Global Advisors, Strategy & Research. For the period from 12/1989–12/2009, gold's correlations to major asset classes were: US Equities: -0.08; International Equities: 0.10; US Fixed Income: 0.12; US Real Estate: 0.04; Cash: -0.15. Past performance is no guarantee of future results.

View our latest webcast, *The Enduring Case for Gold*, at

statestreetspdrs.com/GOLD1



The Enduring Case for Gold
(webcast, 33 min)

Also available at statestreetspdrs.com/GOLD1:



Investing in Gold: A Durable Asset
(interactive multimedia, self paced)



A Case for Gold—Preserving Wealth in an Age of Uncertainty
(article, 4 pp)

Gold—FAQ
(article, 6 pp)

Gold Investment Digest—July 2010
(article, 16 pp)

statestreetspdrs.com/GOLD1

gold

Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Shares Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. “SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111• 866.320.4053 • www.spdrgoldshares.com. Not FDIC Insured — No Bank Guarantee — May Lose Value

Discover the long-term benefits of one of the world's oldest asset classes with our latest webcast, *The Enduring Case for Gold*

View it today at statestreetspdrs.com/GOLD1



The Enduring Case for Gold
The Enduring Case for Gold

The Enduring Case for Gold
(webcast, 33 min)

Important Information Relating to SPDR Gold Shares Trust:

The SPDR Gold Shares Trust ("GLD") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the "1940 Act") and is not subject to regulation under the Commodity Exchange Act of 1936 (the "CEA"). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. **Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.**

"SPDR®" is a registered trademark of Standard & Poor's Financial Services LLC ("S&P") and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors' rights may be found in GLD's prospectus.

For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com.

Not FDIC Insured – No Bank Guarantee – May Lose Value

IBG-2449
Exp. Date: 01/20/2010

55% recycled, 30% post consumer waste FPO

SPDR GLD GOLD SHARES

Precise in a world that isn't.

The Long-Term Case for Gold

statestreetspdrs.com/GOLD1

Familiarize your clients with the strategic benefits that gold can provide Take a look at gold’s attractive properties in any economic environment • Portfolio diversifier—Gold’s history of extremely low correlations with other asset classes, as shown in the chart below, makes it an attractive diversifier. ASSET CLASS CORRELATIONS WITH GOLD DECEMBER 1989 — DECEMBER 2009[1] 1.00 1.00 INCOME INTERNATIONAL EQUITIES EQUITIES ESTATE 0.80 0.60 GOLD CASH FIXED REAL 0.40 US US 0.20 0.10 0.12 0.04 0.00 -0.08 -0.20 -0.15 • Hedge against inflation—In periods of inflation or economic instability, gold has tended to retain its purchasing power while currencies lose value. • Defense against dollar weakness—Priced in dollars, gold has historically tended to rise in price when the dollar weakens. • Volatility hedge—Over the past 20 years, gold has been 35% less volatile than commodities and slightly less volatile than the S&P 500® Index.[2] [1]Source: Zephyr StyleADVISOR, State Street Global Advisors Strategy & Research. Gold: London PM Fixing; US Equities: S&P 500® Index; Cash: Citigroup 3-Month T-Bill Index; International Equities: MSCI EAFE Index; US Fixed Income: Barclays Capital Aggregate Bond Index; Real Estate: Dow Jones U.S. Select REIT Index. Past performance is no guarantee of future results. [2]Source: State Street Strategy & Research; period is Learn all about the potential of gold at statestreetspdrs.com/GOLD1 Investing in Gold: A Durable Asset (interactive multimedia, self paced) Learn at your own pace with this interactive multimedia that explains the whys and hows of investing in gold. A Case for Gold—Preserving Wealth in an Age of Uncertainty (article, 2 pp) This overview details the history of gold, its characteristics as an investment, and the economic forces that determine its price. Gold—FAQ (article, 6 pp) Get detailed answers to frequently asked questions about investing in gold with SPDR® Gold Shares [GLD]. Gold Investment Digest—July 2010 (article, 16 pp) This quarterly newsletter from the World Gold Council covers price, market, and investment trends. View our webcast The Enduring Case for Gold and more at statestreetspdrs.com/GOLD1 The Enduring Case for Gold (webcast, 33 min) In this new State Street webcast, experts from SPDR® ETFs and the World Gold Council discuss gold’s attributes as a strategic asset, major drivers of the gold market, how investors can access the gold market, and the current status of gold amid ongoing economic volatility worldwide. Access our full spectrum of gold content to learn more about the long-term case for gold As a thank-you, we’ll send you a gold bar USB drive pre-loaded with all you need to know about gold. 20 years ended 12/31/2009; commodities as measured by the S&P® Goldman Sachs Commodity Index. statestreetspdrs.com/GOLD1

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.